Exhibit (d)

STANDSTILL AND VOTING AGREEMENT

by and between

CALLWAVE, INC.

(“Company”)

and

PETER V. SPERLING

(“Stockholder”)

            , 2009

STANDSTILL AND VOTING AGREEMENT

THIS STANDSTILL AND VOTING AGREEMENT (the “Agreement”), is made and entered into, effective as of             , 2009 (the “Effective Date”), by and between CALLWAVE, INC., a Delaware corporation (the “Company”), and PETER V. SPERLING, an individual (“Stockholder”).

RECITALS:

A. The Company is pursuing a “take private” transaction in which the Company will (i) conduct an issuer tender offer (the “Tender Offer”) and also perhaps a reverse and forward stock split (the “Stock Split”) in order to reduce the number of beneficial owners of its outstanding shares to less than three hundred (300), and (ii) the Company thereafter shall de-register its shares and delist its shares from trading on Nasdaq Global Markets (such Tender Offer, reverse and forward stock split, de-registration and delisting collectively, the “Take Private Transaction”).

B. Stockholder is the holder of approximately Three Million Eight Hundred Forty-five Thousand Seven Hundred Twenty-one (3,845,721) shares of the Company’s Common Stock, which represents approximately eighteen and sixteen hundredths percent (18.16%) of the Company’s issued and outstanding shares of Common Stock, and also holds options to purchase in the aggregate ninety-three thousand five hundred forty-one (93,541) shares of the Company’s Common Stock.

C. Stockholder and the Company have agreed to enter into this Agreement in order to provide to stockholders that may continue to hold shares of the Company’s capital stock after the closing of the Take Private Transaction, certain assurances that such stockholders will be able to enjoy a pro rata share of any control premium realized in any subsequent sale of the control of the Company.

AGREEMENTS:

NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

D. DEFINITIONS. The following terms, as used herein, have the following meanings:

a. “AFFILIATE” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; the terms “controlling” and “controlled” have meanings corresponding to the foregoing.

b. “ACQUISITION PROPOSAL” means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any subsidiary of the Company or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any subsidiary of the Company.

c. “BENEFICIAL OWNERSHIP” and “BENEFICIALLY OWN” shall be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act.

d. “BUSINESS DAY” means any day except a Saturday, Sunday or other day on which commercial banks in New York are authorized by law to close.

e. “DISINTERESTED DIRECTORS,” as applied to any transaction or issue, means those members of the Board of Directors of the Company who both (a) are not employed by the Company, and (b) would qualify under Section 144 of the Delaware General Corporation Law as “disinterested directors” with respect to such transaction or issue.

f. “EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

g. “PERSON” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, and any other entity or organization recognized under applicable law as a separate legal entity, including a government or political subdivision or an agency or instrumentality thereof.

h. “RESTRICTED SECURITIES” means any Voting Securities and any other securities or rights convertible into or exchangeable or exercisable (whether immediately or otherwise) for such Voting Securities.

i. “SECURITIES ACT” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

j. “STOCKHOLDER GROUP” means Stockholder and its Affiliates.

k. “TOTAL VOTING POWER” means the aggregate number of votes which may be cast by holders of outstanding Voting Securities.

l. “VOTING SECURITIES” means all securities of the Company entitled, in the ordinary course, to vote in the election of directors of the Company.

E. COVENANTS OF STOCKHOLDER. Stockholder agrees that except with approval of a majority of the Disinterested Directors, during the term of this Agreement:

a. ACQUISITION OF VOTING SECURITIES. Stockholder shall not, and will not permit its Affiliates to, purchase or otherwise acquire, or agree or offer to purchase or otherwise acquire, beneficial ownership of any Voting Securities or any securities exercisable for or exchangeable or convertible into Voting Securities, other than the Voting Securities that Stockholder owns as of the Effective Date of this Agreement.

b. SALE OR TRANSFER OF RESTRICTED SECURITIES. Stockholder shall not, and shall not permit its Affiliates to, sell, pledge, encumber or otherwise transfer, or agree to sell, pledge, encumber or otherwise transfer, directly or indirectly, any Restricted Securities, except:

(a) to an Affiliate of Stockholder; provided that such Affiliate agrees in writing to be bound by the terms of this Agreement;

(b) a sale, pledge, encumbrance or transfer of Voting Securities or any securities exercisable for or exchangeable or convertible into Voting Securities, representing in the aggregate five percent (5%) or less of Total Voting Power assuming exercise, exchange or conversion of any securities of the Company into Voting Securities;

(c) pursuant to a firm commitment, underwritten distribution to the public, registered under the Securities Act, in which the Stockholder Group uses its best efforts to effect as wide a distribution of such Restricted Securities as is reasonably practicable and to prevent any Person to whom such distribution is made from having after consummation of such offering beneficial ownership of Voting Securities representing in the aggregate more than five percent (5%) of Total Voting Power;

(d) pursuant to Rule 144 of the General Rules and Regulations of the Securities Act; provided that any such sale shall be subject to the volume and manner of sale limitations set forth in such rule, whether or not legally required;

(e) pursuant to a tender or exchange offer made by the Company or recommended by the Company’s Disinterested Directors and board of directors to the Company’s stockholders;

(f) as a bona fide pledge to a financial institution with the prior written consent of and on terms reasonably satisfactory to the Company.

c. CERTAIN ACTIONS. Stockholder shall not, and shall not permit its Affiliates to:

(g) make, or take any action to solicit, initiate or encourage, an Acquisition Proposal;

(h) “solicit,” or become a “participant” in any “solicitation” of, any “proxy” (as such terms are defined in Regulation 14A under the Exchange Act) from any holder of Voting Securities in connection with any vote on any matter, or agree or announce its intention to vote with any Person undertaking a “solicitation”;

(i) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities;

(j) grant any proxies with respect to any Voting Securities to any Person (other than as recommended by the Board of Directors of the Company) or deposit any Voting Securities in a voting trust or enter into any other arrangement or agreement with respect to the voting thereof; or

(k) propose any amendment to this Agreement that is or may be required to be publicly disclosed.

F. VOTING AGREEMENT. If during the term of this Agreement Stockholder holds Voting Securities representing more than thirty-seven percent (37%) of the Company’s Total Voting Power, then at all meetings of the Company’s stockholders and in all written consents solicited from the Company’s stockholders, (a) Stockholder shall be entitled to vote, in such manner as Stockholder deems appropriate, that portion of Stockholder’s Voting Securities that representing thirty-seven percent (37%) of the Company’s Total Voting Power, and (b) Stockholder shall vote the remainder of his Voting Securities in the same proportions in which all other stockholders of the Company vote their shares at such meeting or in such written consent.

G. REPRESENTATION BY STOCKHOLDER. Stockholder represents and warrants to the Company that Stockholder has not entered into, and there does not exist, any agreement or understanding with any other stockholder of the Company or any other Person regarding the voting, sale, or other disposition of the Voting Securities Beneficially Owned by Stockholder.

H. LEGEND; REMEDIES

a. LEGEND

(l) Upon the request of the Company, all certificates representing Restricted Securities subject to this Agreement shall bear the following legend, in addition to any legend required by law:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STANDSTILL AND VOTING AGREEMENT DATED             , 2009 (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY) WHICH PROVIDES, AMONG OTHER THINGS, FOR CERTAIN RIGHTS OF PURCHASE OF SUCH SHARES BY THE COMPANY AND CERTAIN RESTRICTIONS ON TRANSFER AND VOTING THEREOF. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT SHALL BE VOID.”

(m) Stockholder agrees to the entry of stop transfer orders with the transfer agent and registrar of the stock subject to this Agreement against transfer of legended stock held by the Stockholder Group except in compliance with the requirements of this Agreement.

b. SPECIFIC PERFORMANCE. Stockholder (a) acknowledges and agrees that any breach by Stockholder of any provision of this Agreement would irreparably injure the Company and that monetary damages would be an inadequate remedy therefor, and (b) accordingly (i) agrees that the Company shall be entitled to one or more injunctions enjoining any such breach and requiring specific performance of this Agreement, and (ii) consents to the entry thereof, in addition to any other remedy to which the Company is entitled at law or in equity.

I. TERM AND TERMINATION OF AGREEMENT. The term of this Agreement shall (a) commence on the closing of the Company’s purchase of shares of Company securities pursuant to the Tender Offer (or, if the Company pursues the Stock Split as part of the Take Private Transaction, then as of the date on which that Stock Split becomes effective), and (b) terminate upon the occurrence of any of the following:

a. the written agreement of the Company and Stockholder to terminate this Agreement, provided that such termination shall have been approved by a majority of the Disinterested Directors;

b. the third (3rd) annual anniversary of the Effective Date hereof;

c. the first date as of which any Person other than Stockholder and any of Stockholder’s Affiliates shall have acquired Voting Securities representing more than 50% of Total Voting Power; or

d. the date of the dissolution, liquidation or winding up of the Company.

J. MISCELLANEOUS

a. NOTICES. All notices, elections, requests, demands, and other communications required or permitted under this Agreement shall be in writing, and shall be deemed to have been delivered and received (a) when personally delivered, or (b) on the third (3rd) business day after which sent by registered or certified mail, postage prepaid, return receipt requested, (c) on the date on which transmitted by facsimile or other electronic means generating a receipt evidencing a successful transmission (provided that, on that same date, a copy of such notice is sent by registered or certified mail, postage prepaid, return receipt requested), or (d) on the next business day after the business day on which deposited with a regulated public carrier (e.g., Federal Express) for overnight delivery, freight prepaid, addressed to the Party for whom intended at the address set forth on the signature page hereof, or such other address or facsimile number, notice of which is given in a manner permitted by this Section 7.1.

b. AMENDMENTS; NO WAIVERS. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Stockholder and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

c. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns provided that, except as provided in Section 2.3 hereof, neither of the parties may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

d. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. A copy of this Agreement that is executed by a party and transmitted by that party to the other party by facsimile or email shall be binding on the signatory party to the same extent as a copy hereof containing the signatory’s original signature.

e. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect thereto. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any of the parties hereto.

f. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

“COMPANY:”	“STOCKHOLDER:”

CALLWAVE, INC., a Delaware corporation

By
Jeffrey M. Cavins, Chief Executive Officer	Peter V. Sperling

Date	Date

Address & Facsimile No. for Notices:	Address & Facsimile No. for Notices:

CallWave, Inc. ATTN: Chief Executive Officer	Mr. Peter V. Sperling
5290 E. Exeter Blvd.
136 W Canon Perdido St., Suite C	Phoenix, AZ 85018
Santa Barbara, CA 93101
Facsimile No.: (480) 557-1981
Facsimile No.: (805) 690-4201